INV#: 1783367306

OEM Base Agreement Number: NVTTSRT0302925

Wizzard OEM Software Agreement
Base Agreement

Thank you for doing business with Wizzard Software Corporation. The Agreement is our complete agreement and replaces all prior oral or written communications between us regarding the transactions described in the Transaction Documents.

By signing below for our companies each of us agrees to the terms of this Base Agreement. When signed, each Transaction Document and the Base Agreement form a separate agreement between the parties. Once signed 1) both parties agree any reproduction of the Agreement made by reliable means (for example photocopy or facsimile) is considered an original, and 2) all Programs are subject to it.

Agreed to:	Agreed to:
Wizzard Software Corporation	Royal Capital Management, Inc.
By: [signature]	By: [signature]
Name: Chris Spencer	Name: Yersey Zilman
Title: President	Title: Vice President
Date: 11/24/04	Date: 11/24/04
Wizzard Address:	Royal Capital Management Address.
5001 Baum Blvd., Suite 770 Pittsburgh, PA 15213 Attn: OEM Division	325 Flower Lane Morganville, NJ 07751 Attn: Eduard Klabanov

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OEM Base Agreement Number: NVTTSRT0302925

Wizzard OEM Software Agreement
Base Agreement

This Wizzard OEM Software Agreement (Agreement) is entered into between Wizzard Software Corporation (Wizzard) and Royal Capital Management, Inc. (you). Under this Agreement Wizzard authorizes you to copy certain Programs to include in your Solution which you will market and distribute to Customers in the Territory.

1. DEFINITIONS

1.1 Customer – An end user authorized to use the Solution for its intended use and not for remarketing. Customers do not include you, your parent company, subsidiaries, or any company which shares common ownership with you.

1.2 Programs – The Wizzard products listed in the Transaction Document and all whole or partial copies of them. A Program consists of machine-readable instructions, its components, data, audiovisual content (such as images, text, recordings, or pictures), and related licensed materials.

1.3 Value-Add Components – your products listed in the Transaction Document that you must include in your Solution. Your Value-Add Components must be of higher value than the Programs or, in Wizzard's opinion, provide significant function or value to the customer. Your Value-Add Components may include text-to-speech software or speech recognition software not provided by AT&T.

1.4 Solution – The offering that is created when our Programs and your Value-Add Components work together.

1.5 Maintenance Modification – Revisions that correct errors in Programs.

1.6 Level 1 Service – The service provided in response to the initial phone call by a Customer which identifies and documents an error in the Program. This includes problem source identification assistance, problem analysis, problem resolution, installation planning information and preventive and corrective services information;

Level 2 Service – The service provided to analyze or repeat the error, or to determine that the error is not repeatable. This includes repeating the problem and in-depth technical analysis;

Level 3 Service – The service provided to isolate the error to a component level of the Program. An attempt is to be made to provide an error correction or circumvention or to provide notification that no correction or circumvention is available.

2. LICENSES AND GRANTS

2.1 The Programs are owned by AT&T, one of its subsidiaries, or an AT&T supplier, and are copyrighted and licensed, not sold. Each party keeps title to its copyrights, patents and any other intellectual property rights in its materials.

2.2 Wizzard will provide you one copy of each Program. Wizzard grants

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you a nontransferable, nonexclusive right to copy each Program to include in your Solution. You may only market such Program(s) as part of your solution.

2.3 You must distribute Programs under your license agreement provided that your license agreement restricts your Customers to substantially the same terms as the Minimum End User Terms (Schedule A). All licenses and permissions granted herein to You or your Customer override any restrictions listed in Schedule A.

2.4 You or your distributors will provide Level 1 and Level 2 Service to Customers, unless you contract with Wizzard to provide such Service under a separate agreement. Wizzard will provide Level 3 Service to you via fax and e-mail. Telephone access to Level 3 Service may be available under a separate agreement. Level 3 Service may not be available for withdrawn Programs.

2.5 Wizzard will provide you one copy of each Program with Maintenance Modifications released to Wizzard by AT&T during the term of the Transaction Document. You agree to incorporate Maintenance Modifications on all Programs as soon as commercially possible.

2.6 A restricted license allows you, your distributors, and your Customers to use the Programs only in conjunction with the Solution. The Transaction Document will specify the Programs to which a restricted license applies. If a restricted license applies, you will notify your Customers that they may not use the Programs except as part of the Solution.

2.7 The territory for this Agreement is worldwide (Territory) except where prohibited by applicable laws.

2.8 You may distribute the Programs through distributors in the Territory You will ensure that anyone you authorize to use or distribute the Program does so only in compliance with the terms of this Agreement.

2.9 You may not reverse assemble, reverse compile, or otherwise translate the Program.

2.10 Wizzard may withdraw Programs either on a temporary or permanent basis. If the withdrawal is based on an infringement claim, or if Wizzard no longer has the rights for the Programs, you will suspend further distribution of the Programs. For other withdrawals, you may continue to use and distribute the Programs, as provided under this Agreement. However, support may not be available for withdrawn Programs.

3 PAYMENTS AND TAXES

3.1 You agree to pay Wizzard as described in the Transaction Document. If you have not met your purchase commitment as specified in the Transaction Document by the end of the term of the Transaction Document, Wizzard may invoice you for the remaining balance.

3.2 If you accept a returned Solution from your Customer and refund the amount paid, you may re-license it to another Customer without an additional fee to Wizzard.

3.3 If any authority imposes a duty, tax, levy or fee, excluding those based on Wizzard's net income, upon the Program supplied by Wizzard under this Agreement, then you agree to pay that amount or supply exemption documentation.

3.4 For two years, you will maintain relevant records to support payments made to Wizzard and to show you have otherwise complied with the Agreement. Upon Wizzard's written request, you will

make such records available to an independent auditor chosen and compensated by Wizzard. Such audits will be conducted on your premises and will not occur more than once each year. The auditor will sign a confidentiality agreement and will only disclose to Wizzard any amounts due and payable for the period examined. If an audit discovers that you underpaid Wizzard, you will pay the amount due plus interest from the date payment was due. The interest rate is the lower of 2% per month or the highest interest rate allowed by law. If you have underpaid Wizzard by more than 5% you will also reimburse Wizzard for all expenses associated with the audit.

3.5 In order for you to perform your responsibilities under this Agreement, you may license the Programs for development, testing, demonstration, and support purposes at the prices specified in the Transaction Document. At any time during the course of this Agreement, or after its expiration, you may license the Programs for internal use under Wizzard's then current prices, terms and conditions. The terms of this Agreement shall not apply to that transaction and Wizzard will not credit any payments under this Agreement towards such license fees.

4 WARRANTY AND INDEMNIFICATION

4.1 Wizzard warrants that when the Program is used in the specified operating environment it will conform to its specifications. Wizzard does not warrant uninterrupted or error-free operation of the Program or that Wizzard will correct all Program defects. Wizzard is not responsible for the results obtained from the use of the Program.

WIZZARD DOES NOT WARRANT TO YOU THAT THE PROGRAMS OR YOUR SOLUTIONS WILL MEET THE REQUIREMENTS OF YOU, YOUR DISTRIBUTORS OR CUSTOMERS. EXCEPT AS EXPRESSLY PROVIDED IN THE AGREEMENT, WIZZARD PROVIDES THE PROGRAMS TO YOU "AS IS" WITHOUT WARRANTY. WIZZARD DISCLAIMS ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

4.2 If a third party claims that a Program as furnished by Wizzard infringes a patent or copyright, Wizzard will indemnify you against that claim at Wizzard's expense. If an infringement claim appears likely, or is made about a Program, you will let Wizzard a) modify or replace it, or b) obtain the necessary rights for you to continue to exercise your license under this Agreement. If Wizzard concludes that neither of these alternatives is reasonably available, you will return or destroy the Programs in your possession on Wizzard's written request. Wizzard will have no obligation to indemnify you for any claims based on 1) third-party code, including but not limited to, open source code, or 2) your modification of the Program, or 3) the combination, operation, or use of the Program with any product, data, or apparatus that Wizzard did not provide.

4.3 If a third party makes a claim against Wizzard on your representations not authorized by

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Wizzard or based on your actions under this Agreement you will indemnify Wizzard against that claim at your expense.

4.4 The indemnifying party will pay any settlement amounts it authorizes and all costs, damages and attorneys' fees that a court finally awards if the other party a) promptly provides the indemnifying party with written notice of the claim, and b) allows the indemnifying party to control, and cooperates with it in the defense of the claim and settlement negotiations. The other party may participate in the proceedings at its option and expense.

5 LIMITATION OF LIABILITY

5.1 Circumstances may arise where, because of a breach or other liability, one party may recover damages from the other. For all claims brought under this Agreement regardless of the basis on which the claim is made (including fundamental breach, negligence, misrepresentation, or other contract or tort claim), each party will only be liable for 1) damages for bodily injury (including death) and damages to real property and tangible personal property and 2) the amount of any other actual direct damages up to the greater of US $100,000 or the payments made to Wizzard for the Program that is the subject of the claim. This Limitation of Liability shall not apply to any amounts due Wizzard under this Agreement or to any claim based on the indemnification section, or to any breach of AT&T's intellectual property rights.

5.2 Under this Agreement, neither party will be liable for any special, incidental, or indirect damages or for any economic consequential damages (including lost profits or savings), even if it has been advised of the possibility of such damages. Wizzard is not responsible for damages arising from or related to the use of the Programs outside of the Territory.

6 TERM AND TERMINATION

6.1 This Agreement and your license rights granted under it remain in effect as long as there is a valid Transaction Document. We may add additional Transaction Documents as mutually agreed. Termination or expiration of the Agreement or any Transaction Document does not affect previously granted paid-up licenses to Customers or any license granted to you under any other Agreements.

6.2 Wizzard may terminate this Agreement and any Transaction Document on written notice if you market Programs separately from the Solution or if you violate AT&T intellectual property rights. If you market Programs separately from the Solution, you agree to pay Wizzard the difference between the price you paid Wizzard for the Programs and our suggested retail price for the Programs. Wizzard may have other remedies under the law and the Agreement.

6.3 Either party may terminate this Agreement or a Transaction Document on 30 days written notice if the other party fails to comply with a material term of this Agreement or a Transaction Document unless such failure is cured within the 30-day notice.

6.4 Upon termination or expiration, you must return all copies of the Programs to Wizzard, except that you may keep one copy for archival and support purposes.

7 GENERAL

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7.1 Each party is an independent contractor. Neither party is, nor will claim to be, a legal representative, partner, franchise, agent or employee of the other, except as specifically stated in this Agreement. Neither party will assume or create obligations for the other.

7.2 Each party may have similar agreements with others and may design, develop, manufacture, acquire or market products and services that are competitive with the other. You will independently establish prices and terms for the Solution, provided your terms include those required by this Agreement.

7.3 Each party agrees to comply with all applicable laws and regulations including export laws.

7.4 Each party will identify coordinators who will represent us for various aspects of this Agreement and will notify the other party if the coordinators change.

7.5 Both parties will act in good faith to resolve disputes. Neither party will bring a legal action under this Agreement more than two years after the cause of action arose. Each party waves its rights to a jury trial in any resulting litigation.

7.6 Except as expressly stated herein, this Agreement does not grant you any rights in AT&T or Wizzard patents, copyrights, trademarks, trade names, or service marks.

7.7 Neither party is responsible for failure to fulfill any obligations due to causes beyond its control.

7.8 You may not assign or transfer the Agreement or your rights under it or delegate or subcontract your obligations without Wizzard's prior written approval, except to a parent or subsidiary, or to a successor organization by merger, consolidation or a sale of assets. Any other attempt to do so is void.

7.9 All information exchanged is non-confidential. Where confidential information must be exchanged, it will be done under a signed confidentiality agreement. However, you will not disclose the terms of the Agreement to a third party except to your accountants, lawyers or other professional advisors under a confidentiality agreement or b) as required by law, provided you get all available confidential treatment for them.

7.10 The laws of the state of Pennsylvania govern this Agreement. The "United Nations Convention on International Sale of Goods" does not apply.

7.11 In case of conflict, terms of the Transaction Document prevail over the terms of the Base Agreement.

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SCHEDULE A

MINIMUM END USER TERMS

1. **No Other Rights**. The End-User (herein referred to as "Licensee") acknowledges that it obtains no ownership rights in the AT&T Natural Voices Software under these terms (referred to as "this Agreement") and that no other rights, other than those expressly set forth herein, are granted or implied. By way of example only, Licensee's customers obtains no right to make copies of or distribute the AT&T Natural Voices Software beyond the scope of license granted by the terms of this Agreement except to make a single copy of the AT&T Natural Voices Software for Licensee's customers archival purposes and copies incident and necessary to Licensee's customers installation of the AT&T Natural Voices Software on the hard disk drive of Licensee's customers computer. All rights in the AT&T Natural Voices Software, including but not limited to trade secrets, trademarks, service marks, patents, and copyrights associated therewith are, shall be and will remain the property and ownership of AT&T, the owner of the AT&T Natural Voices Software, including all physical copies thereof.
2. **Legends; No Reverse Engineering**. Neither Licensee nor its customers shall alter any proprietary markings on or in the AT&T Natural Voices Software, including copyright, trademark, trade secret and patent notices. Neither Licensee nor its customers shall reverse compile, disassemble or reverse engineer or otherwise attempt to derive the source code from any portion of the AT&T Natural Voices Software provided to Licensee or its customers in object code form.
3. **DISCLAIMERS AND DAMAGE LIMITATIONS**. LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT OR ANY WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE. IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, RELIANCE OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, LOSS OF ADVANTAGE, LOSS OF SAVINGS, LOSS OF REVENUES OF ANY KIND, INCREASED COST OF OPERATIONS, BUSINESS INTERRUPTION OR LOSS OF INFORMATION, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IF THE AT&T NATURAL VOICES SOFTWARE DOES NOT PERFORM SUBSTANTIALLY IN ACCORDANCE WITH THE ACCOMPANYING DOCUMENTATION AND LICENSEE PROVIDES LICENSOR WITH NOTICE OF SAME DURING THE WARRANTY PERIOD, OR IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, LICENSEE'S EXCLUSIVE REMEDY SHALL BE THAT LICENSOR SHALL EITHER, AT LICENSOR'S OPTION, RETURN THE ROYALTY PAYMENT OR REPLACE THE AT&T NATURAL VOICES SOFTWARE. For the purposes of this paragraph only, references to "Licensor" and "Licensee" shall be deemed to include Licensor's and Licensee's subsidiaries, affiliates, employees, directors, officers, licensees, representatives and subcontractors, suppliers, customers and distributors.
BECAUSE SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF THE FOREGOING WARRANTIES OR LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, THE ABOVE LIMITATIONS MAY NOT APPLY TO LICENSEE. IN THE EVENT APPLICABLE STATE OR FEDERAL LAW DOES NOT ALLOW THE COMPLETE EXCLUSION OR LIMITATION OF LIABILITY OF CLAIMS AND DAMAGES AS SET FORTH IN THIS AGREEMENT, LICENSOR'S LIABILITY IS LIMITED TO THE GREATEST EXTENT PERMITTED BY LAW.
4. **End User Indemnification**. Licensee shall indemnify and hold harmless AT&T, its Subsidiaries and authorized representatives against any claims, suits or proceedings asserted or commenced by any third party and arising out of, or relating to, Licensee's or its customer's use of the Client SDK and/or AT&T Natural Voices Software or the use, in violation of the terms of this Agreement or any license agreement with Wizzard of Client SDK and/or AT&T Natural Voices Software licensed from Wizzard. This obligation shall include indemnifying against all damages, losses, costs and expenses (including attorneys' fees) incurred by AT&T, its Subsidiaries and authorized representatives as a result of any

such claims, suits or proceedings, including any costs or expenses incurred in defending against any such claims, suits, or proceedings.

5. **Dispute Resolution**. This Agreement shall be governed by the laws of the State of New York, U.S.A. without regard to its conflicts of law principles. Any suit and/or arbitration proceeding relating to any Claim shall be brought and prosecuted only in New York, New York. Except as provided in this paragraph, any and all controversies or claims of any nature arising out of or relating to this Agreement or the breach, termination or validity thereof, whether based on contract, tort, statute, fraud, misrepresentation or any other legal or equitable theory (the "Claim") shall be resolved solely and exclusively by arbitration by the AAA Institute for Dispute Resolution ("AAA") in accordance with this paragraph and the AAA Rules for Non-Administered Arbitration to the extent such rules do not conflict. The arbitrator shall strictly limit discovery to the production of documents directly relevant to the facts alleged in the notices of arbitration and defense and, if depositions are required, three (3) depositions of no longer than three (3) hours each for each Party. If an evidentiary hearing is held, each Party's presentation of its case shall be limited to three (3) days. Requests for temporary injunctive relief may be submitted to a court of competent jurisdiction if the arbitrator has not yet been appointed but the arbitrator shall have the authority to modify any injunctive relief granted by such a court. The arbitration award shall be made final within six (6) months of Commencement and may be entered by either Party in any court having competent jurisdiction. Each Party shall bear its own expenses, but those related to the compensation of the arbitrator shall be borne equally. The existence and contents of the entire arbitration shall be maintained by all participants as confidential, except as provided. In no event shall this provision be deemed to require either Party to arbitrate any Claim (including defenses thereto) concerning the validity, enforceability or infringement of any patent, copyright or trademark (including trade dress and service mark) right.
6. **Severability**. A determination by any entity with jurisdiction that any provision of this Agreement is unenforceable shall be severed from the remainder of this Agreement which shall remain in full force and effect and shall not be invalidated thereby.

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OEM Base Agreement Number: NVTTSRT0302925

Wizzard OEM Software Agreement
Transaction Document Number 001

Thank you for doing business with Wizzard Software Corporation. This is a Transaction Document under the Wizzard/OEM Base Software Agreement No. NVTTSRT0302925 ("Agreement"). This Transaction Document becomes effective when signed by both parties.

By signing below for our companies each of us agrees to the terms of this Transaction Document. Once signed 1) both parties agree any reproduction of the Agreement made by reliable means (for example: photocopy or facsimile) is considered an original and 2) all Programs are subject to it.

Agreed to:	**Agreed to:**
Agreed to:	**Agreed to:**
Wizzard Software Corporation	**Royal Capital Management, Inc.**
By: [signature]	By: [signature]
Name: Chris Spencer	Name: Yersey Zilman
Title: President	Title: Vice President
Date: 11/24/04	Date: 11/24/04
Wizzard Address:	**Royal Capital Management Address:**
5001 Baum Blvd., Suite 770 Pittsburgh, PA 15213 Attn: OEM Division	325 Flower Lane Morganville, NJ 07751 Attn: Eduard Klebanov

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OEM Base Agreement Number: NVTTSRT0302925

Wizzard Software / OEM Software Agreement

Transaction Document Number 001

AT&T Natural Voices™ Text to Speech Runtimes – the Program(s)

1. Program(s)/Prices: You will pay Wizzard the applicable amount identified below for each copy of the following Program(s) that you distribute.

Wizzard Part Number:	ATSRTL010, BTSVFWCR1*, BTSVFWMI1*
Program Description:	AT&T Natural Voices Software * *
Licensed Usage:	Runtime Distribution * * *
Minimum Quantity :	500 Runtimes
OEM Quantity Price:	$6.50 each * * * *

* 16 KHz version of following the AT&T Natural Voices fonts:
US English (Mike and Crystal) (counts as 1 font)

* * AT&T Natural Voices Text to Speech (TTS) Desktop Edition for Windows Runtime Installation and Voice Fonts and the most current versions that become commercially available during the term of this Transaction Document, provided that minimum payments due are paid.

* * * Runtime will consist of the AT&T Natural Voices Desktop Edition Runtime Installation with up to one (1) Natural Voice font(s) included with Your Value-Add Components in the Solution. Each runtime may be installed on only one client system for non-telephony purposes. Audio generated by the TTS engine may only be used on that system and may not be modified or distributed.

* * * * Price for each copy of the runtime is based on installing and using the Natural Voices TTS engine with one (1) Natural Voice font(s) in the Solution.

2. Value-Add Components which must be included in the Solution(s):

Program Name:	ZS SuperTutor
Value-Add Description:	Software program designed to teach American English as a second (foreign) language to non-speakers.

3. Term: The term of this Transaction Document will be one (1) year from the date the last party executed it and may be renewed for additional one (1) year terms, provided a new discount structure and purchase commitment have been mutually agreed to.

   a) Any pre-paid runtimes may be distributed in your Solution beyond the term of this Transaction Document.

4. Payment Requirements:

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a) Payment in full must be received before the runtime licenses will be shipped to you and prior to you making copies of the Programs. Credit cards, bank transfers, checks and money orders are acceptable forms of payment.
b) You must submit a tax resale certificate or pay applicable sales tax if your order is being shipped to Pennsylvania or Florida.
c) The committed amount is $3,570.00 plus shipping and handling. If your sales exceed these prepaid runtimes at any time, you will order ahead, in 500 Runtime minimum increments. You will submit future Purchase Orders to:

Wizzard Software Corporation
OEM Division – Internal 4832
5001 Baum Blvd., Suite 770
Pittsburgh, PA 15213
Fax: 412-621-2625

5. Miscellaneous Pricing Terms/Conditions:

a) You will receive one copy of the Program(s) and are authorized to make copies of such Program(s) in accordance with the terms of the Base Agreement.
b) You must purchase the runtimes from Wizzard prior to distributing to customers.
c) All payments are non-refundable.
d) The license granted to you is a "Restricted License" for the Program(s) listed above which means the runtimes can only be distributed in conjunction with your Value Added Components. All rights in the AT&T Natural Voices Software including but not limited to trade secrets, trademarks, service marks, patents, and copyrights associated therewidth are, shall be and will remain the property and ownership of AT&T, the owner of the AT&T Natural Voice Software, including all physical copies thereof.
e) The license agreement for your Solution must restrict your Customers to substantially the same terms as the Minimum End User Terms (Schedule A) and state that audio segments generated by the AT&T Natural Voices Software are for use on that system only and cannot be modified, copied or distributed without first obtaining an appropriate license from Wizzard Software.
f) A runtime license must be used for every copy of the AT&T Natural Voices runtime software which is made. This includes, but is not limited to, copies made for demonstration or evaluation purposes, downloads or other free copies, as well as all purchased copies.
g) You will purchase additional licenses, as necessary, from Wizzard prior to distributing your Solution if your Solution will be enabled for more than the number of voice fonts for which this license covers or will be used for other than non-commercial single client usage. For example, if the software will be used for commercial or telephony applications, on a server or web server to enable multiple TTS channels, clients, ports or users, or to create and distribute audio segments generated by the TTS engine outside of the system on which the runtime is installed, such as

on CD or other media, over telephone lines, airwaves, networks or the Internet, please contact Wizzard Software for additional licensing arrangements.

h) Within 30 days after the conclusion of every calendar quarter, you will provide Wizzard an accounting (Report) of all Runtimes distributed during the previous quarter. The Report shall be sent to the OEM Division address as listed in #4 c) above and also by email to the following address:

runtimeaccounting@wizzardsoftware.com

Each Report shall contain the following information to support the reconciliation of Runtime shipments against the prepaid amount.

1. Company Name
2. Base Agreement Number
3. Number of Runtimes per part number that were distributed
4. Product description per part number

i) Public mention or use of the AT&T Natural Voices names or logos requires prior approval from Wizzard Software.

j) Runtime licenses and pre-recorded audio licenses do not include technical support. Technical support for this licensed material, or application development assistance, or other consulting services may be purchased separately from Wizzard.

6. Contract Coordinators:

Per Wizzard:

Name:	Chris Spencer
Company:	Wizzard Software Corporation
Address:	5001 Baum Blvd., Suite 770
City, ST	Pittsburgh, PA 15213
Telephone:	412-621-0902
Fax:	412-621-2625

For you:

Name:	Eduard Klebanov
Company:	Royal Capital Management, Inc.
Address:	325 Flower Lane
City, St, Zip:	Morganville, NJ 07751
Country:	USA
Telephone:	908-770-7369
Fax:	732-617-8658
E-mail:	edzilm101@optonline.net

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